Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

VEONEER, INC.

1.          Name.  The name of the corporation is Veoneer, Inc. (the “Corporation”).

2.          Address;  Registered  Office and Agent.  The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3.          Corporate Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

4.          Number  of  Shares.  The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be shares of Common Stock with the par value of one cent ($0.01) per share.

5.          Election of Directors.  Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.          Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article 6 shall not apply to or have any adverse effect on any right or protection of a director of the Corporation existing hereunder for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

7.          Indemnification.

(a) The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) against any expenses (including attorneys’ fees), judgments, fines and amounts paid or to be paid in settlement, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as amended, actually and reasonably incurred by such person in connection with such action, suit or proceeding (and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators) by reason of the fact that such person, or a person or entity of whom he or she is a legal representative, is or was a director, officer, employee or agent or, while a director of officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that except as provided in subsection (g) of this Article 7, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding or part thereof initiated by such a person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful. The rights to indemnification pursuant to this Article 7 (including advancement of expenses) shall be contract rights.

(b) Any indemnification under subsection (a) of this Article 7 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (a) of this Article 7. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, (2) by a committee of such directors designated by majority of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(c) Expenses (including attorneys’ fees) incurred by a current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (to the extent required by the DGCL) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article 7. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

 (d) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(e) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article 7.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 7 shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executor and administrators of such a person. The indemnification and advancement of expenses provided by, or grants pursuant to, this Article 7 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent (other than an officer or director), and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) If a claim for indemnification pursuant to this Article 7 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph that the procedures and presumptions of this Article 7 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article 7. Neither the failure of the Corporation (including its Board of Directors (or committee thereof), independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.

8.          Adoption,  Amendment  or  Repeal  of  By-Laws.  The Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-laws.

9.          Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 9.

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